May 2004

To:  Our Stockholders

This is our first investor update for 2004, and reports information for the period ended March 31, 2004.

During the past quarter we issued $20 million of new trust preferred  securities
(TPS). As a result of this issuance, we intend to redeem, on June 30, 2004, our $12 million of 9.2% trust preferred securities that were issued in 1999. The new securities consist of $12 million of securities at a rate of 6.93%, fixed for seven years, and $8 million of floating rate securities that initially will pay interest at a rate of approximately 4%.

We issued the new securities to provide additional Tier One capital to support continued growth and to take advantage of the current low interest rate environment. In addition, the Federal Reserve is considering a modification of their regulatory capital rules that may at some point restrict the favorable Tier One capital treatment afforded to these securities. The Federal Reserve has provided confirmation to the Company that these new TPS securities will be treated as Tier One capital.

In anticipation of the redemption of the 1999 securities, the Company expensed $747 thousand of unamoritized issuance costs associated with those securities. The write-off of these costs, combined with the additional interest costs of the new securities, resulted in an after tax reduction of first quarter net income of $558 thousand. We believe the refinancing strategy will provide significant long-term benefits to the Company, as the reduced rate on the $12 million of fixed rate trust preferred will save the Company over $270,000 each year in interest expense.

We announced on April 23 that the Company's board of directors declared a 3-for-2 stock split effected in the form of a fifty percent stock dividend payable on May 28, 2004, to stockholders of record on May 10, 2004. All share and per share data in this investor update have been retroactively adjusted to reflect the 3-for-2 split, as if it had occurred on January 1, 2003. The board of directors also declared a cash dividend of $0.04 per share payable on July 2, 2004, to stockholders of record on June 18, 2004. This dividend rate also reflects the number of shares that will be outstanding after the 3-for-2 split. We believe that the increased number of outstanding shares, as a result of the stock split, will provide greater liquidity of our shares and broader ownership in our common stock.

Earnings for the first quarter ended March 31, 2004 were $836 thousand, or basic earnings per share of $0.20 and diluted earnings per share of $0.19. For the same quarter one year ago, the Company reported earnings of $827 thousand, or basic earnings per share of $0.20 and diluted earnings per share of $0.19.

Excluding the one-time write-off of the unamortized issuance costs and the additional interest costs of the new securities, net income for the three months ended March 31, 2004 would have been $1.4 million, or diluted earnings per share of $0.32, a 68% improvement over earnings for the same period in 2003. Although excluding the impact of this event is a non-GAAP measure, management believes that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented.

Earnings for the first three months of 2004 were impacted by significant reductions in gains on the sale of residential real estate loans, as refinancing volumes have decreased dramatically. A significant increase in other noninterest income categories, along with a significant increase in net interest income, maintained our earnings. As we look forward into 2004, it appears we will be presented with several earnings challenges resulting from the decline in gains on residential real estate loans and the expected reduction in processing volumes at both Quad City Bancard and Nobel Electronic Transfer. The upcoming months will bring significant investments in facilities at our subsidiary banks and in addition, we recently implemented imaging technology.

In late 2003, we announced plans for a fifth Quad City Bank & Trust banking facility, to be located in west Davenport. When completed, the new facility will aid in our efforts to continue expanding our market share in the Quad Cities. In addition, last fall Quad City Bank & Trust acquired the northern segment of its Brady Street facility in Davenport, which had previously been owned by the developer of the property. Renovations to develop this additional space for use by some of the Company's operational and administrative functions are nearly complete. Cedar Rapids Bank & Trust has begun work on a new headquarters facility in downtown Cedar Rapids and a branch in the northeastern section of the city.

Cedar Rapids Bank & Trust has been a significant part of the Company's growth in assets, loans, and deposits since opening in September of 2001. We continue to experience rapid growth, reaching total assets of $171.0 million, net loans of $131.0 million, and deposits of $109.4 million as of March 31, 2004. The bank had after-tax net income of $114 thousand for the first quarter of 2004, as compared to after-tax losses of $54 thousand for the same period in 2003. The market continues to embrace our strategy of providing personalized banking relationships with the highest levels of service, and in turn, provides us with new commercial and retail banking relationships.
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The Company's  strong asset growth,  tempered by both reduced interest rates and the additional interest expense on the new trust preferred securities, resulted in a 19% increase in net interest income of $928 thousand for 2004, when compared to the prior year. Noninterest income sources, other than gains on the sale of residential real estate loans, were also significant contributors to the maintenance of earnings, as these sources improved by $569 thousand for the three-month period.

The Company's total assets increased 8% to $767.9 million at March 31, 2004 from $710.0 million at December 31, 2003. During the same period, net loans increased by $38.4 million or 7% to $552.2 million from $513.8 million at December 31, 2003. Non-performing assets increased to $7.4 million at March 31, 2004 from $5.0 million at December 31, 2003. Total deposits remained stable at $512.2 million at March 31, 2004 compared to $511.7 million at December 31, 2003. Stockholders' equity rose to $43.0 million at March 31, 2004 as compared to $41.8 million at December 31, 2003.

Nonaccrual loans at March 31, 2004 were $5.8 million, of which $4.5 million, or 78%, resulted from six large commercial lending relationships at Quad City Bank & Trust. The $1.6 million increase in nonaccrual loans for the quarter was primarily due to the addition of two commercial lending relationships totaling $1.1 million. Accruing loans past due 90 days or more were $1.6 million at March 31, 2004, of which $1.5 million, or 95%, were the result of another six lending relationships at Quad City Bank & Trust. We are working closely with all of these customers. Of the six customers 90 days or more past due at March 31, three of them, representing $894 thousand in loan balances, became current with their payments during the first half of April. Management increased the Company's percentage of allowance to total loans from 1.65% at December 31, 2003 to 1.69% at March 31, 2004. Management is closely monitoring the Company's loan portfolio and the level of our allowance for loan losses. We continue to focus our efforts in an attempt to improve the overall quality of our loan portfolio.

In late April, Fed Chairman Greenspan indicated that he is becoming more convinced that the economy has gained strength. The markets have already anticipated higher interest rates. The Bureau of Labor Statistics (BLS) reported an increase in payroll employment above 300,000 on April 2nd, surpassing the average estimate of a 120,000 increase. Although we have felt for some time that most economic data is positive, if not stellar, this welcome bit of information accelerates the chipping away at the last measure of economic distress.

Economic fundamentals are sound. Companies are making progress in their operational efficiency and earnings are growing. Consumers are spending, setting funds aside for retirement, buying and selling houses, just the things consumers have always done. Government revenues, both state and federal, are on the rise again.

International unrest remains a concern. We believe the desire for freedom is strong in countries like Iraq and Afghanistan and should win out against those who seek to suppress it. Talk of fiscal responsibility reminds all that government deficits must be reduced. Federal Reserve indications are for continued delay in raising rates by any large measure, but this doesn't rule out a smaller bump or two to demonstrate vigilance. Should the Federal Reserve see the need to speak or act more aggressively, volatility is sure to increase. However, overall, though conditions slow its ascension, this recovery appears to be for real.

We have already had many opportunities this year to celebrate our ten-year history. While the growth in assets and earnings has been satisfying, the true success of our organization lies with the many high quality, talented, and motivated individuals in our organization. These people are clearly our most valuable asset. They make our jobs much easier and enjoyable. We believe that by creating a motivating, challenging, and fun environment for our employees, our customers will receive outstanding service. We now number approximately 250 employees and our biggest challenge will be the continued ability to recruit and retain talented and highly motivated individuals.

We look forward to adding Quad City Bank board member Mark C. Kilmer to our holding company board. Mark has been a valuable bank board member and plays a significant role in many Quad City charitable organizations. We are also pleased to note that Todd Gipple, our CFO, has been added to the boards of Quad City Bank & Trust and Quad City Bancard.

Thanks to all of our loyal supporters.  It is a pleasure serving you.